FOR IMMEDIATE RELEASE September 16, 2010	CONTACT Ryan Toohey 212-260-8813 917-280-2198

Winthrop and Pershing Square Seek Appeal of New York Court Injunction of Foreclosure
of Peter Cooper Village/Stuyvesant Town Mezzanine Loans

BOSTON, September 16, 2010 (GlobeNewswire via COMTEX News Network) -- Winthrop Realty Trust (NYSE:FUR) and Pershing Square Capital Management, L.P. announced today that the New York trial court preliminarily enjoined Winthrop’s and Pershing Square’s joint venture PSW NYC LLC (“PSW”) from foreclosing on its recently acquired mezzanine loans secured by the owner of Peter Cooper Village and Stuyvesant Town.  Winthrop has invested approximately $10.5 million in PSW and funds managed by Pershing Square have invested approximately $36 million in PSW.

PSW strongly disagrees with the trial court’s ruling and will appeal the decision to the New York appellate court and will seek to stay the Mortgage Lender’s planned property foreclosure.  If PSW is unsuccessful on appeal, or if the mortgage lender is permitted to foreclose prior to a successful appeal, the value of PSW’s investment in the mezzanine loans may be lost.
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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of Winthrop's SEC reports. Further information relating to Winthrop's financial position, results of operations, and investor information is contained in Winthrop's annual and quarterly reports filed with the SEC and available for download at its website www.winthropreit.com or at the SEC website www.sec.gov.